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                                                                      EXHIBIT 12

                       Williams Holdings of Delaware, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)


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
                                                                          Three months ended
                                                                            March 31, 1999
                                                                          ------------------

Earnings:
   Income before income taxes, extraordinary loss, and
      change in accounting principle                                         $     10.6
   Add:
      Interest expense--net                                                        50.2
      Rental expense representative of interest factor                             10.5
      Minority interest in (income) loss of consolidated subsidiaries              (3.0)
      Interest accrued--50% owned company                                           1.8
      Equity losses in less than 50% owned companies                               20.2
      Other                                                                         1.6
                                                                             ----------

         Total earnings as adjusted plus fixed charges                       $     91.9
                                                                             ==========

Fixed charges:
   Interest expense--net                                                     $     50.2
   Capitalized interest                                                             8.7
   Rental expense representative of interest factor                                10.5
   Interest accrued--50% owned company                                              1.8
                                                                             ----------

         Total fixed charges                                                 $     71.2
                                                                             ==========
Ratio of earnings to fixed charges                                                 1.29
                                                                             ==========
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